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                          CONSENT OF COOPERS & LYBRAND

  We consent to the inclusion in or the incorporation by reference in the registration statement of Clean Harbors, Inc. on Form S-2 of our reports dated February 1, 1994 on our audits of the consolidated financial statements and financial statement schedules of Clean Harbors, Inc. as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991, which reports are included in the Clean Harbors, Inc. Annual Report on Form 10-K, for the year ended December 31, 1993. We also consent to the reference to our Firm under the caption "Experts."

                                          Coopers & Lybrand

Boston, Massachusetts

June 27, 1994